Exhibit 99.1

Contact: Yvonne Gill
October 12, 2006	570-724-0247
yvonneg@cnbankpa.com
C&N ANNOUNCES THIRD QUARTER 2006 UNAUDITED FINANCIAL RESULTS
FOR IMMEDIATE RELEASE:
     WELLSBORO, PA — Citizens & Northern Corporation announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the nine-month and three-month periods ended September 30, 2006, which are highlighted below.
FINANCIAL HIGHLIGHTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006:
•	Net Income of $9,277,000 for the nine months ended September 30, 2006 was 6.1% lower than net income reported for the first nine months of 2005 of $9,880,000. Net Income Per Share was $1.12 (Basic and Diluted) for the first nine months of 2006, as compared to $1.19 (Basic) and $1.18 (Diluted) for the first nine months of 2005.

•	Return on Average Assets was 1.09% for the nine months ended September 30, 2006, as compared to 1.16% for the first nine months of 2005. Return on Average Equity was 9.49% for the nine months ended September 30, 2006, as compared to 9.95% for the nine months ended September 30, 2005.

•	Cash Dividends declared by C&N increased 4.4% for the first nine months of 2006 over the same period in 2005, to $0.72 per share.

•	Total assets amounted to $1,125,287,000 as of September 30, 2006, down 4.9% from September 30, 2005.

•	Net loans increased 4.8%, to $668,348,000 at September 30, 2006 from $637,646,000 at September 30, 2005.

•	Total deposits and repo sweep accounts increased 0.2%, to $784,001,000 at September 30, 2006 from $782,813,000 at September 30, 2005.

•	Assets under management by C&N’s Trust and Financial Management Group increased 22.1%, to $494,234,000 at September 30, 2006 from $404,899,000 at September 30, 2005. The addition of new employer retirement accounts, as well as appreciation of the stock market, has contributed to growth in Trust and Financial Management volume.

•	Tangible Equity/Tangible Assets Ratio was 11.17% at September 30, 2006.

     The net interest margin decreased $1,312,000, or 4.9%, in the nine months ended September 30, 2006 as compared to the same period in 2005. The yield curve has remained flat or inverted throughout most of 2006, limiting opportunities for banks to earn a positive spread from maintaining borrowed funds and holding investment securities. Accordingly, the Corporation has sold securities and repaid borrowings throughout much of 2006. The balance of available-for-sale securities was $80,578,000 lower at September 30, 2006 than one year earlier, and the September 30, 2006 balance of short-term and long-term borrowings was $54,179,000 lower than one year earlier.
     Noninterest expense increased $1,855,000 (8.6%) in the first nine months of 2006 over 2005. Much of the increase in noninterest expense in 2006 has been attributable to operations and start-up costs in new markets, including the First State Bank offices (Canisteo and South Hornell) in New York State, and the Jersey Shore and Old Lycoming Township offices in Pennsylvania.
     The provision for loan losses was $491,000 for the nine months ended September 30, 2006, down from $1,125,000 in the same period of 2005. In 2006, negotiations and workout of a few large, commercial loans were completed, resulting in charge-offs totaling approximately $500,000 less than the estimated allowances that had been previously established.
     Net realized gains from sales of securities amounted to $4,250,000 in the nine months ended September 30, 2006, an increase of $1,862,000 over the first nine months of 2005. Most of the gains realized in 2006 have been from sales of bank stocks.
FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER 2006:
•	Net Income in the third quarter 2006 was $3,258,000, or $29,000 (0.9%) lower than third quarter 2005 net income, but $59,000 (1.8%) higher than the second quarter 2006. Net Income Per Share was $0.40 (Basic) and $0.39 (Diluted) in the third quarters of 2006 and 2005, and $0.39 (Basic and Diluted) in the second quarter 2006. The net interest margin totaled $8,319,000 in the third quarter 2006, down 9.03% from the third quarter 2005, mainly because of the impact of rising short-term interest rates on C&N’s cost of funds. Net securities gains for the third quarter 2006 amounted to $1,602,000, or $1,209,000 over the corresponding amount in the third quarter 2005. The income tax provision in the third quarter 2006 was $1,016,000, or 23.8% of pre-tax income, up from $722,000 or 18.0% of pre-tax income for the third quarter 2005. The higher tax rate in 2006 resulted from management’s decision to reduce the percentage of assets held in tax-exempt securities, in an effort to avoid or minimize payment of alternative minimum tax.

•	Cash Dividends declared by C&N amounted to $0.24 per share for the third quarter 2006, the same as in the second quarter 2006 and up from $0.23 per share for the third quarter 2005.

     Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 21 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.